Exhibit 5.1
February 1, 2008
BEAR, STEARNS & CO. INC.
DEUTSCHE BANK SECURITIES INC.
As Representatives of the several Underwriters
c/o Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179

Re:	Capstead Mortgage Corporation – 8,000,000 Shares of Common Stock
Ladies and Gentlemen:
This firm has acted as Maryland counsel to Capstead Mortgage Corporation, a Maryland corporation (the “Company”), in connection with the issuance and sale of 8,000,000 shares of Common Stock (par value $0.01 per share) of the Company (the “Shares”), pursuant to the terms of the Underwriting Agreement, dated January 28, 2008, by and between the Company and the several Underwriters (the “Agreement”). This opinion letter is furnished to you pursuant to the requirements set forth in Section 7(b) of the Agreement in connection with the closing thereunder on the date hereof. Capitalized terms used herein which are defined in the Agreement shall have the meanings set forth in the Agreement, unless otherwise defined herein.
For purposes of the opinions expressed in this letter, which are set forth in paragraphs (a) through (i) below (the “Opinions”), and other statements made in this letter, we have examined copies of the documents listed on Schedule 1 hereto (the “Documents”). We believe the Documents provide an appropriate basis on which to render the opinions hereinafter expressed.
In our examination of the Agreement and the other Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies).  We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.  In our role as Maryland counsel to the Company, we have assumed that the Shares will not be issued in violation of the ownership limit contained in the Charter of the Company.  As to matters of fact relevant to the Opinions expressed herein, we have relied on the representations and statements of fact made in

BEAR, STEARNS & CO. INC.
DEUTSCHE BANK SECURITIES INC.
As representatives of the several Underwriters
February 1, 2008

the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents.  The Opinions are given in the context of the foregoing.
The Opinions are based as to matters of law solely on applicable provisions of the Maryland General Corporation Law (the “MGCL”), as currently in effect.
Based upon, subject to and limited by the foregoing, we are of the opinion that:
     (a) The Company was and is validly existing as a corporation and in good standing as of February 1, 2008 under the laws of the State of Maryland.
     (b) The Company has the corporate power to own, lease and operate its current properties and to conduct its business as described in the Pricing Disclosure Package and the Final Prospectus under the caption “Our Company.” The Company has the corporate power to execute and deliver the Agreement and to perform its obligations thereunder.
     (c) The authorized capital stock of the Company as of September 30, 2007 was as set forth under the caption “Capitalization” in the Pricing Prospectus and the Final Prospectus. No holder of outstanding shares of capital stock of the Company has any statutory preemptive right under the MGCL, the Charter or Bylaws of the Company to subscribe for any of the Shares.
     (d) The Agreement has been duly authorized by the Company.
     (e) The Shares have been duly authorized for issuance and sale to the Underwriters under the Agreement and, when issued in accordance with the provisions of the Agreement, the Shares will be validly issued, fully paid and non-assessable. The form of certificate evidencing the Shares complies with the applicable requirements of the MGCL and the Charter or Bylaws of the Company.
     (f) The information in the Pricing Prospectus and Final Prospectus under the captions “Description of Capital Stock,” “Description of our Common Stock” and “Material Provisions of Maryland Law and our Charter” to the extent that such information constitutes matters of law or legal conclusions, has been reviewed by us and is accurate in all material respects. The Common Stock conforms and the Shares conform as to legal matters in all material respects to the description thereof set forth in the Pricing Prospectus and the Final Prospectus under the caption “Description of our Common Stock.” The holders of the Shares will have no personal liability as such under the laws of the State of Maryland, which is the jurisdiction in which the Company is organized, except as such holder may be liable by reason of such holder’s own conduct and acts.

BEAR, STEARNS & CO. INC.
DEUTSCHE BANK SECURITIES INC.
As representatives of the several Underwriters
February 1, 2008

     (h) The execution, delivery and performance by the Company of the Agreement do not violate (i) the MGCL or the Charter or Bylaws of the Company or (ii) violate any Maryland court or administrative order, judgment, or decree listed on Schedule 2 attached hereto that names the Company and is specifically directed to it or any of its property.
     (i) No approval or consent of, or registration or filing with any Maryland governmental authority, is required to be obtained or made by the Company under the MGCL in connection with the execution, delivery and performance on the date hereof by the Company of the Agreement.
Nothing herein shall be construed to cause us to be considered “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended.
We express no opinion herein as to any other laws and regulations not specifically identified above (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the Opinions). We express no opinion herein as to federal or state securities, antitrust, unfair competition, or tax laws or regulations or laws or regulations of any political subdivision below the state level.
We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the closing under the Agreement on the date hereof, and should not be quoted in whole or in part or otherwise be referred to, and should not be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. The foregoing notwithstanding, to the extent our Opinions relate to matters of Maryland law, Andrews Kurth LLP and Skadden, Arps, Slate, Meagher & Flom LLP may rely on our Opinions in rendering their opinions to the addressees of these Opinions on the date hereof, provided that the full text of Andrews Kurth LLP’s or Skadden, Arps, Slate, Meagher & Flom LLP’s opinion letter states that our Opinions speak only as of the date hereof and that no such reliance will have any effect on the scope, phrasing or originally intended use of our Opinions.
Very truly yours,
/s/ Hogan & Hartson LLP
HOGAN & HARTSON L.L.P.

Schedule 1
     1. Executed copy of the Agreement.
     2. The Registration Statement on Form S-3 (No. 333-143390) (the “Registration Statement”) filed with the Commission on August 10, 2007.
     3. The prospectus supplement, dated January 28, 2008 (the “Prospectus Supplement”), to the prospectus, dated August 10, 2007 (the “Base Prospectus”, and together with the Prospectus Supplement, the “Prospectus”), as filed pursuant to Rule 424(b)(5) under the Securities Act.
     4. The charter of the Company (the “Charter”), as certified by the Maryland State Department of Assessments and Taxation (the “MSDAT”) on September 26, 2007 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.
     5. The Amended and Restated By-laws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.
     6. A certificate of good standing of the Company issued by the MSDAT dated February 1, 2008 under the laws of the State of Maryland.
     7. A copy of the specimen certificate for the Shares.
     8. Certain resolutions of the Board of Directors of the Company (the “Board”) adopted at a meeting duly held or by unanimous written consent on May 3, 2007 and January 23, 2008, and of the Executive Committee of the Board of Directors (acting as a pricing committee) on January 28, 2008 as certified by the Secretary of the Company on the date hereof as being accurate and in effect, relating, among other things, to the authorization of the Agreement and the Shares.
     9. A certificate, dated the date hereof, of certain officers of the Company as to the representations and warranties of the Company set forth in the Underwriting Agreement and other matters relating to the Shares.
     10. A certificate of the Secretary of the Company, dated the date hereof, as to the incumbency and signatures of certain officers of the Company.

Schedule 2
None.